EXHIBIT 16.1

[Madsen & Associates, CPA’s Inc. Letterhead]

August 4, 2008

United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, DC 20549

To Whom It May Concern:

We have read the Item 4.01 of Form 8-K dated August 4, 2008 of China Tel Group, Inc. (formerly Mortlock Ventures, Inc.) and are in agreement with the statements contained therein.  We have no basis to agree or disagree with other statements of the registrant therein contained.

Very truly yours,

/s/ Madsen & Associates, CPA’s Inc.